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EXHIBIT 11 - COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

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
                                                    QUARTER ENDED SEPTEMBER 30,
                                                    ---------------------------
                                                        1996           1995
                                                    ------------  -------------
PRIMARY LOSS PER COMMON SHARE:
Net income (loss) before extraordinary item         $   425,000     $ (898,000)
                                                    -----------     -----------
                                                    -----------     -----------
Net income (loss) applicable to common
shareholders                                        $   425,000     $ (891,000)
                                                    -----------     -----------
                                                    -----------     -----------
Weighted average number of shares outstanding
     Common stock                                    33,843,000     17,440,000
     5% convertible preferred stock                     662,000
     5% Series B convertible preferred stock          1,107,000
     Common stock purchase options and warrants      14,269,000
     Assumed repurchase of common stock              (3,919,000)
Weighted average number of shares outstanding        45,962,000     17,440,000
                                                    ------------   -----------
                                                    ------------   -----------
Primary income (loss) per common share              $      0.01    $     (0.05)
                                                    ------------   ------------
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